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EXHIBIT 10.24
                             COMPENSATION AGREEMENT

         This Agreement is made this 24th day of February, 1996, between Frank Katarow ("Executive") and DS Medical Products Co., a corporation ("DS Medical").

                              W I T N E S S E T H:

         WHEREAS, DS Medical wishes to assure itself of continuity of management in the event of any Change of Control of DS Medical or Biochem International Inc. (the "Company"); and

         WHEREAS, DS Medical believes it is important that Executive be able to assess and advise the Company and DS Medical whether supporting a Change of Control would be in the best interests of the Company and its shareholders without being influenced by the uncertain effect of such a change upon Executive's role within the Company and DS Medical; and

         WHEREAS, the Company and the Executive have entered into a Compensation Agreement, dated the same date hereof (the "Company Agreement"), to provide the Executive certain rights and benefits from the Company; and

         WHEREAS, DS Medical wishes to insure that the Executive will continue to advise and be an employee of the Company and DS Medical, and to provide such services as are required in such position, for a period of at least one year, following any Change of Control of the Company or DS Medical; and

         WHEREAS DS Medical wishes to maximize and protect the value of its assets, including the stock of the Company, and believes the continuing employment of the Executive will further these goals;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

                      ARTICLE I.  OPERATION OF AGREEMENT.

         1.1. This Agreement will be binding immediately upon its execution by the parties hereto. Notwithstanding the foregoing, if, prior to any Change of Control, Executive resigns from the Company, is dismissed for Cause, as defined in paragraph 2.2 below, or dies, this Agreement shall terminate. The termination of this Agreement will relieve DS Medical of the obligation to provide Executive, in accordance with the terms hereof, the payments to which he has become entitled under this Agreement.

         1.2. "Change of Control" means a change of control of the Company of a nature that would be required to be reported in response to Item 6(e) of
Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Securities Exchange Act of 1934 (the "Act"), whether or not the Company is then subject to such reporting requirement; provided, however, that, without limitation, such a Change of Control shall be deemed to have occurred if:

         (a) any person or group (as such terms are used in connection with Sections 13(d) and 14(d) of the Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 and 13d-5 under the Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities; or

         (b) the Company is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board of Directors in office immediately prior to





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                 such transaction or event constitute less than a majority of the Board of Directors thereafter.

         Notwithstanding the foregoing provisions of this paragraph 1.2, a "Change of Control" will not be deemed to have occurred solely because of the acquisition of securities of the Company (or any reporting requirement under the Act relating thereto) by an employee benefit plan maintained by the Company for its employees.

                     ARTICLE II.  ADDITIONAL BONUS PAYMENT.

         2.1. Unless Executive's employment is terminated by the Company during the one year period following the Change in Control for "Cause" (as defined in paragraph 2.2 below) DS Medical will pay Executive, or his beneficiary (as designated pursuant to Section 4.7 of the Company Agreement) or estate, at the time payment is due under Article IV of the Company Agreement a lump sum cash payment, in an amount equal to the amount due to Executive under
Section 4.1 of the Company Agreement, without taking into account the limitation set forth in Article VI of the Company Agreement, less the amount of lump sum payment received by the Executive under Section 4.1 of the Company Agreement.

         2.2. If Executive is dismissed by the Company for Cause, he will not be entitled to payments provided under paragraph 2.1 above. "Cause" means only the willful commission by Executive of theft, embezzlement or other serious and substantial crimes against the Company. For purposes of this definition, no act or omission shall be considered to have been "willful" unless it was not in good faith and Executive had knowledge at the time that the act or omission was not in the best interest of the Company.

                             ARTICLE III.  EXPENSES

         It is the intent of DS Medical that the Executive not be required to incur any expenses associated with the enforcement of his rights under this Agreement by legal action or arbitration proceeding because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder. Accordingly, if Executive determines in good faith that DS Medical has failed to comply with any of its obligations under this Agreement, or if DS Medical or any other person takes any action to declare this Agreement void or unenforceable, or institutes any legal action or arbitration proceeding designed to deny Executive, or to recover from him, the benefits intended to be provided hereunder, DS Medical irrevocably authorizes Executive from time to time to retain counsel of his choice, at the expense of DS Medical as hereafter provided, to represent Executive in connection with any and all actions and proceedings, whether by or against the Company, DS Medical, or any director, officer, stockholder or other person affiliated with the Company, which may adversely affect Executive's rights under this Agreement.
In addition, notwithstanding any existing or prior attorney-client relationship between DS Medical and such counsel, DS Medical irrevocably consents to Executive's entering into an attorney-client relationship with such counsel and agrees that a confidential relationship shall exist between Executive and such counsel. Without limiting the effect of the foregoing provisions of this
Article III, DS Medical shall pay or cause to be paid and shall be solely responsible for any and all attorneys' and related fees and expenses incurred by Executive as a result of DS Medical's failure to perform under this Agreement.

                            ARTICLE IV.  WITHHOLDING

         All payments required to be made by DS Medical hereunder to Executive or his dependents, beneficiaries or estate will be subject to the withholding of such amounts relating to tax and/or other payroll deductions as may be required by law.





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                             ARTICLE V.  AMENDMENT

         No amendment, change or modification of this Agreement may be made except in writing, signed by both parties.





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                              ARTICLE VI.  GENERAL

         6.1. The provisions of this Agreement shall be binding upon and shall inure to the benefit of Executive, his executors, administrators, legal representatives and assigns, and DS Medical and its successors.

         6.2. The validity, interpretation and effect of this Agreement shall be governed by the laws of the State of Wisconsin.

         6.3. There shall be no right of set-off or counterclaim, in respect of any claim, debt or obligation, against any payments to Executive, his dependents, beneficiaries or estate provided for in this Agreement.

         6.4. No right or interest to or in any payments shall be assignable by Executive; provided, however, that this provision shall not preclude him from designating one or more beneficiaries to receive any amount that may be payable after his death and shall not preclude the legal representative of his estate from assigning any right hereunder to the person or persons entitled thereto under his will or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to his estate. The term "beneficiaries" as used in this Agreement shall mean a beneficiary or beneficiaries so designated to receive any such amount, or if no beneficiary has been so designated, the legal representative of the Executive's estate.

         6.5. No right, benefit or interest hereunder, shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, or set-off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process, or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall, to the full extent permitted by law, be null, void and of no effect.

         6.6. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision.

         IN WITNESS WHEREOF, DS Medical and Executive have each caused this Agreement to be duly executed and delivered as of the date set forth above.

                                        DS Medical Products Co.

                                        By
                                           --------------------------------
ATTEST:

--------------------------

                                        -----------------------------------
                                        Frank Katarow





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